Exhibit (d)(9)
ROLLOVER BONUS AGREEMENT
          THIS ROLLOVER BONUS AGREEMENT (“Agreement”), dated March 10, 2011, is entered into by and between RC2 Corporation, a Delaware corporation (the “Company”), and Gary W. Hunter (the “Employee”) and Tomy Company, Ltd., a company organized under the laws of Japan (“Purchaser”). This Agreement shall be effective as of the date the Offer is consummated (the “Commencement Date”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below). Unless otherwise specified, all dollar amounts herein are in United States currency.
          WHEREAS, The Employee and the RC2 Australia Pty Ltd., and Australian corporation which is a wholly owned subsidiary of the Company (the “Australian Subsidiary”), are currently parties to an Employment Agreement, dated July 1, 2009 (collectively, the “Employment Agreement”); and
          WHEREAS, Purchaser and Galaxy Dream Corporation, a Delaware corporation and a wholly owned subsidiary of Purchaser, expect to enter into an AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) with the Company whereby it is proposed that (i) MergerSub make a cash tender offer (the “Offer”) to purchase all outstanding shares of common stock of the Company and (ii) following the consummation of the Offer, MergerSub will merge with and into the Company, with the Company being the surviving corporation; and
          WHEREAS, as a stockholder of the Company and as an owner of options and stock appreciation rights (cash-settled and stock-settled), in each case covering common stock of the Company (collectively, “Company Equity Awards”), the Employee will receive valuable consideration as a direct result of the transactions contemplated by the Merger Agreement (the “Sale Consideration”).
          NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee, intending to be legally bound, hereby agree as follows:
          1. Rollover Bonus.
          (a) On the Commencement Date, the Employee shall be entitled to a cash bonus (the “Rollover Bonus”) in an amount equal to $150,000, as set forth under “Total Rollover Bonus” on Schedule A which is attached hereto and made a part hereof. The Rollover Bonus represents the spread cash value of certain Company Equity Awards that (a) have not vested as of immediately prior to the consummation of the Offer and (b) the vesting of which, but for this Section 1(a), otherwise would have been accelerated and cash payment made therefor in the Merger pursuant to the Merger Agreement (the “Unvested Company Equity Awards”). In exchange for such Rollover Bonus, the Employee hereby waives the acceleration of vesting with respect to the Unvested Company Equity Awards, and agrees to cancel such awards in full as of the Commencement Date, and the Employee hereby agrees that such awards shall have no further force and effect on and after the Commencement Date. Purchaser shall cause or cause to be delivered by wire transfer the amounts constituting the Rollover Bonus to an interest-bearing escrow account established at Harris Bank in Chicago, Illinois. Subject to the Employee’s continued employment with the Company on the applicable vesting dates, the Rollover Bonus shall vest as to twenty percent (20%), thirty-five percent (35%), and forty-five percent (45%) on the eve of each of the first, second, and third anniversaries of the Commencement Date, respectively. The vested portion of the Rollover Bonus and any interest thereon shall be paid to the Employee within ten (10) days following the applicable vesting date. For the avoidance of doubt, at the Effective Time, each of the Employee’s Company Equity Awards that have not vested as of immediately prior to the consummation of the Offer and that do not get canceled in exchange for the Rollover Bonus described in this Section 1(a), shall, at the Effective Time, be cancelled in full and the Employee shall be entitled to receive a cash payment therefor as provided in the Merger Agreement (such cash payment is set forth under “Cash at Closing” on Schedule A attached hereto).
          (b) In the event of a Purchaser Change of Control or a Company Change of Control, the Employee shall be entitled to immediate vesting of the then unvested portion of the Rollover Bonus and payment therefor and any interest thereon, payable within thirty (30) days following the Purchaser Change of Control or Company Change of Control, as applicable.
          (c) In the event that it shall be finally determined by the Internal Revenue Service or the Australian Tax Office that all or any portion of the Rollover Bonus is subject to the additional tax imposed by Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or a comparable provision under the income tax laws of Australia, or any interest or penalties incurred by Employee with respect to such additional tax (such additional tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Additional Tax”), then the Company agrees that it shall reimburse the Employee for the amount of the Additional Tax finally imposed by the Internal Revenue Service or the Australian Tax Office on the Rollover Bonus (the “Reimbursement Amount”) and the amount, if any, such that the Employee receives an after-tax amount equal to the Reimbursement Amount he would have received had no tax under Section 409A or any comparable provision under the income tax laws of Australia been imposed on him (the “Additional Amount”). The Reimbursement Amount and the Additional Amount

shall be paid within ten (10) days following a final determination by the Internal Revenue Service or the Australian Tax Office that such Additional Tax is due. To the extent the Employee receives of a refund of or credit relating to the Additional Tax for which the Company paid the Reimbursement Amount or relating to the Additional Amount, such refund or credit shall be for the benefit of the Company, and the Employee shall pay such amount to the Company within ten (10) calendar days after receiving the refund or after the relevant tax return is filed in which the credit is so applied. The Company’s obligation to pay the Reimbursement Amount and the Additional Amount is subject to the Employee notifying the Company within thirty (30) calendar days of any written notice of a pending audit, assessment or other challenge (a “Challenge”) which, if successful, might result in the Additional Tax. The Company, at its expense, shall have the right to control the response to, and any proceedings relating to, any Challenge, including initiating or defending any action and/or appeal relating to such Challenge, with counsel selected by the Company, in any such case to a final conclusion or settlement at the discretion of the Company. The Company shall have full control of such response and proceedings, including any compromise or settlement thereof. The Company shall keep the Employee reasonably informed regarding the status and progress of such Challenge. Upon the request of Company, the Employee shall cooperate fully with the Company and its counsel in contesting any Challenge which the Company elects to contest. The Company shall reimburse the Employee for all costs and expenses, including attorneys’ fees, that the Employee reasonably incurs in connection with any such cooperation, provided that the Employee shall submit appropriate documentation of such costs or expenses no later than ninety (90) calendar days after incurring such costs or expenses. Such reimbursement shall be made no later than thirty (30) calendar days following submission of appropriate documentation of such costs or expenses by the Employee, and in no event later than the end of the taxable year following the taxable year in which such expenses are incurred.
          (d) In the event that the Challenge provides that all or any portion of the Rollover Bonus that has not then vested is immediately includible in income as a result of the failure to comply with Section 409A of the Code or a comparable provision under the income tax laws of Australia, the Company shall immediately accelerate the vesting of solely that portion of the Rollover Bonus necessary to pay such income taxes arising as a result of Section 409A or such comparable provision under the income tax laws of Australia of the Code (“Tax Payment Amount”). The Tax Payment Amount shall equal the aggregate of the federal, state, local or foreign tax amounts due as a result of the application of Section 409A of the Code or the comparable provision under the income tax laws of Australia and in no event shall exceed the amount that is required to be included in income as a result of such failure to comply with the requirements of Section 409A of the Code or the comparable provision under the income tax laws of Australia. Such Tax Payment Amount shall be paid to the Employee within ten (10) days of the Employee notifying the Company of such Challenge and in no event later than the last day of the Employee’s taxable year following the year in which the Employee remits the underlying taxes to the applicable tax authorities.
          (e) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of the Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to an excise tax (the “Excise Tax”) imposed by Section 4999 of the Code or a comparable provision under the income tax laws of Australia, then, prior to the making of any Payment to the Employee, a calculation shall be made comparing (i) the net benefit to the Employee of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Employee if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax, if applicable. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Company because of Section 280G of the Code (the “Reduced Amount”). For purposes of this Section 1(e), present value shall be determined in accordance with Section 280G(d)(4) of the Code or comparable provision under the income tax laws of Australia. In the event it is necessary to reduce the Payments, payments shall be reduced on a last to be paid, first reduced basis. All determinations required to be made under this Section 1(e), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an internationally recognized accounting firm (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within fifteen (15) business days of the receipt of notice from the Employee that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code or a comparable provision under the income tax laws of Australia at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 1(e) (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code or comparable provision in the income tax laws of Australia. In the event that the provisions of Code Section 280G and 4999 or the comparable provisions under the income tax laws of Australia (and any successor provisions thereof) are repealed without succession, this Section 1(e) shall be of no further force or effect.

          2. Termination.
          (a) Termination for Disability or Death.
                 (i) In the event of Employee’s employment with the Australian Subsidiary and its Affiliates (the “Group Companies”) is terminated by reason of Disability prior to the third anniversary of the Commencement Date, subject to the Employee’s execution and non-revocation of a Release pursuant to Section 4 herein, the then unvested portion of the Rollover Bonus shall immediately become vested and payment therefore and any interest thereon (the “Rollover Acceleration Payment”), shall be paid by the Company to the Employee on the first regular payroll date to occur on or after the sixtieth (60th) day following the date of termination of employment (the “First Payment Date”).
                 (ii) In the event of Employee’s termination of employment with the Group Companies as a result of the Employee’s death prior to the third anniversary of the Commencement Date, Employee’s designated beneficiary or his estate shall be paid the Rollover Acceleration Payment by the Company within thirty (30) days following the termination date.
          (b) Termination by the Company without Cause or by the Employee for Good Reason. If prior to the third anniversary of the Commencement Date, the Employee’s employment with the Group Companies is (A) terminated for any reason other than for Cause, Disability or death, (B) is terminated for what the Australian Subsidiary or its Affiliate, as the case may be, (acting in good faith) reasonably believes is Cause or Disability, and it is ultimately determined that the termination was without Cause or Disability, or (C) the Employee resigns for Good Reason, the Employee shall be paid by the Company, subject to the Employee’s execution and non-revocation of a Release pursuant to Section 4 herein, the Rollover Acceleration Payment, payable upon the First Payment Date. Notwithstanding anything herein to the contrary, Employee may only resign for Good Reason pursuant to this Section 2(b) provided that the Employee has given written notice within thirty (30) days of the occurrence of any of the events in Section 4(e) and such event remains uncured by the Group Companies thirty (30) days after receipt of such notice.
          (c) Termination by for Cause or Without Good Reason. If the Employee’s employment with the Group Companies is terminated with Cause or as a result of the Employee’s resignation without Good Reason, any then unvested portion of the Rollover Bonus and any interest thereon shall be immediately forfeited and the Employee shall have no rights to any forfeited amounts or any additional payments hereunder. Notwithstanding anything herein to the contrary, the Company may only terminate the Employment Period for Cause pursuant to this Section 2(c) provided that the Company has given written notice to the Employee of the occurrence of any events constituting Cause within ninety (90) days of the occurrence of any such events and the Employee fails to cure such events within thirty (30) days after the Employee’s receipt of such notice.
          3. Definitions.
          (a) “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person and any partner of a Person which is a partnership.
          (b) “Cause” shall be deemed to exist if the Employee shall have (i) violated the terms of Section 7 or Section 8 of the Employment Agreement in any material respect (for this purpose the Employee acknowledges and agrees that his obligations under Section 7 and Section 8 of the Employment Agreement shall survive for purposes of this Agreement without regard to the termination of the Employment Period as defined in the Employment Agreement); (ii) committed a felony or a crime involving moral turpitude; (iii) engaged in willful misconduct which is shown to have material adverse effect on the Company or any of its Affiliates; (iv) engaged in fraud or dishonesty with respect to the Company or any of its Affiliates or made a material misrepresentation to the stockholders or directors of the Company; or (v) committed acts of gross negligence in the performance of his duties which are repeated and willful and are shown to have a material adverse effect on the Company or any of its Affiliates.
          (c) “Company Change of Control” means:
                 (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a) and (b) of subsection (ii) of this definition; or

                 (ii) the consummation of a reorganization, merger or consolidation (a “Business Combination”) of the Company, in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be and (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; or
                 (iii) the consummation of (a) a complete liquidation or dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, [1] more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be and [2] less than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 50% or more of the Outstanding Common Stock or Outstanding Voting Securities prior to the sale or disposition.

          (d) “Disability” shall mean a physical or mental sickness or any injury which renders the Employee incapable of performing the services required of him/her as an employee of the Australian Subsidiary or its Affiliate and which does or may be expected to continue for more than six (6) months during any 12-month period. In the event Employee shall be able to perform his/her usual and customary duties on behalf of the Group Companies following a period of disability, and does so perform such duties, or such other duties as are prescribed by the Board of Directors of Purchaser or the President of the Company, for a period of three continuous months, any subsequent period of disability shall be regarded as a new period of disability for purposes of this Agreement. The Group Companies and the Employee shall determine the existence of a Disability and the date upon which it occurred. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by the Group Companies and the Employee. In the event of their failure to agree upon such a medical doctor, the Group Companies and the Employee shall each select a medical doctor who together shall select a third medical doctor who shall make the determination. Such determination shall be conclusive and binding upon the parties hereto.
          (e) “Good Reason” shall mean (i) the material diminution of the Employee’s duties set forth in Section 3 of the Employment Agreement or (ii) the relocation of the offices at which the Employee is principally employed to a location which is more than 50 miles from the offices at which the Employee is principally employed as of the date hereof; provided, that travel necessary for the performance of the Employee’s duties set forth in Section 3 of the Employment Agreement shall not determine the location where the Employee is “principally employed.” The Employee agrees that any change in the Employee’s duties as set forth in Section 3 of the Employment Agreement as compared to the Employee’s duties on or prior to the Commencement Date shall not constitute Good Reason.
          (f) “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization and any governmental entity or any department, agency or political subdivision thereof.
          (g) “Purchaser Change of Control” means:
                      (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (a) the then outstanding shares of common stock of Purchaser (the “Outstanding Common Stock”) or (b) the combined voting power of the then outstanding voting securities of Purchaser entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (a) any acquisition directly from Purchaser, (b) any acquisition by Purchaser, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Purchaser or any corporation controlled by Purchaser or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (iii) of this definition; or
                    (ii) individuals who, as of the date hereof, constitute the Board of Directors of Purchaser (the “Incumbent Board” ) cease for any reason to constitute at least a majority of the Board of Directors of Purchaser; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Purchaser’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of Purchaser; or
                    (iii) the consummation of a reorganization, merger or consolidation (a “Business Combination”) of Purchaser, in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Purchaser through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of Purchaser or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of Purchaser, providing for such Business Combination; or

                    (iv) the consummation of (a) a complete liquidation or dissolution of Purchaser or (b) the sale or other disposition of all or substantially all of the assets of Purchaser, other than to a corporation, with respect to which following such sale or other disposition, [1] more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, [2] less than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of Purchaser or such corporation), except to the extent that such Person owned 50% or more of the Outstanding Common Stock or Outstanding Voting Securities prior to the sale or disposition, and [3] at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of Purchaser, providing for such sale or other disposition of assets of Purchaser or were elected, appointed or nominated by the Board of Directors of Purchaser.
          4. Release of Claims. The receipt of any payments and benefits subsequent to the termination of the employment or resignation of the Employee pursuant to this Agreement (other than those payable on account of Employee’s death) shall be subject to the Employee executing a release of claims (the “Release”) in a form reasonably acceptable to the Company within twenty-one (21) days (or forty-five days (45) for a group termination) following such termination or resignation and not subsequently revoking such Release.
          5. Waiver. The failure of either party to insist in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition.
          6. Notices. Any notice to be given hereunder shall be deemed sufficient if addressed in writing and delivered by registered or certified mail or delivered personally, in the case of the Company, to its principal business office, and in the case of the Employee, to his address appearing on the records of the Company, or to such other address as he may designate in writing to the Company.

          7. Severability. In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of this Agreement and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable. Furthermore, the parties specifically acknowledge the above covenant not to compete and covenant not to disclose confidential information are separate and independent agreements.
          8. Complete Agreement. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
          9. Amendment. This Agreement may only be amended by an agreement in writing signed by each of the parties hereto.
          10. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Australia.
          11. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against the Company, Purchaser, their successors and assigns and the Employee, his heirs, beneficiaries and legal representatives. It is agreed that the rights and obligations of the Employee may not be delegated or assigned.
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          IN WITNESS WHEREOF, the parties have executed or caused this Rollover Bonus Agreement to be executed as of the date first above written.

RC2 Corporation
By:	/s/ Curtis W. Stoelting
	Name:	Curtis W. Stoelting
	Title:	CEO

Tomy Company, Ltd.
By:	/s/ Kantaro Tomiyama
	Name:	Kantaro Tomiyama
	Title:	President & C.E.O.

EMPLOYEE
By:	/s/ Gary W. Hunter
	Name:	Gary W. Hunter

SCHEDULE A

Total Value of
Company
	Equity Awards			Vesting Schedule
	(unvested as of			Eve of 1st	Eve of 2nd	Eve of 3rd
	immediately			Anniversary of	Anniversary of	Anniversary of
	prior to the			Commencement	Commencement	Commencement
	consummation	Total Roll	Cash at	Date	Date	Date
	of the Offer)	Over Bonus	Closing	20%	35%	45%
Hunter	$295,113	$150,000	$145,113	$30,000	$52,500	$67,500